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EXHIBIT 10.4

Admendment No. 1 to the Robert Half International Inc.

Restated Retirement Agreement

        This agreement is effective July 1, 2001, and amends the terms of the Robert Half International Inc. Restated Retirement Agreement previously entered into between Robert Half International Inc. and Harold M. Messmer, Jr.

        1.    Section 4 is modified by deleting the current language in its entirety and inserting in its place the following, to read as follows:

          "The parties agree that any dispute, controversy or question arising under the Plan or this Agreement shall be definitively resolved in accordance with the arbitration provisions contained in Section 2(a) (`Payments to the Participant and His Beneficiaries') of the Amended and Restated Trust Agreement under the Robert Half International Inc. Key Executive Retirement Plan between the Company and U.S. Trust Company of California, N.A., effective December 1, 1997, as the same is in effect as of the date hereof, with references to the `Trust Agreement' in Section 2(a) being replaced by references to the Plan or this Agreement, as appropriate. Furthermore, if any such arbitration or action at law or in equity is brought to enforce or interpret the terms of the Plan or this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in an addition to any other relief to which it may be entitled. Upon written request by Participant, the Company shall advance to Participant amounts equal to all reasonable attorneys' fees, costs, and necessary disbursements incurred by Participant in seeking to obtain, enforce, or retain any right, benefit, or payment provided for in the Plan or this Agreement or in otherwise pursuing or settling any claim hereunder. If the Company is the prevailing party in any arbitration or action to enforce or interpret the Plan or this Agreement, Participant shall reimburse the Company in the full amount of the advances made pursuant to the preceding sentence."

        2.    Section 6(a) is modified by adding the following to the end thereof, to read as follows:

          "Notwithstanding the immediately preceding sentence, effective July 1, 2001 the Company deposit obligation described in the preceding sentence shall only be effective upon delivery of a written request from the Participant to an officer of the Company. If such request is delivered, it shall trigger a Company deposit obligation. The Participant's delivery of such a request is sufficient in and of itself to trigger the Company's deposit obligation, and no additional action need be taken or consent be obtained to trigger such obligation. The obligation shall be based upon the Current Actuarial Value of the Company's Obligations under this Agreement, computed as of the month end immediately prior to the request. The amount necessary to fund the Current Actuarial Value of the Company's Obligations under this Agreement shall be deposited in cash or property (reasonably acceptable to the Participant) with the trustee as promptly as practicable, but in no event later than 60 days after the date such request is delivered."

        3.    Subsection (f) is added to §7 to read as follows:

          "(f) No Offset. The Company's obligation to make the payments provided for in the Plan and under this Agreement and otherwise to perform its obligations hereunder shall not be subject to any set-off and shall remain in full force and effect despite any counterclaim, defense or other claim, right or action which the Company may have against the Participant."

        Executed on March 5, 2002 to be effective as of July 1, 2001.

ROBERT HALF INTERNATIONAL INC.
BY	/s/ M. KEITH WADDELL M. KEITH WADDELL Vice Chairman & Chief Financial Officer
/s/ HAROLD M. MESSMER, JR. HAROLD M. MESSMER, JR.

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  EXHIBIT 10.4